Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Preliminary Prospectus of CalciMedica, Inc. for the registration of 4,220,995 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2023, with respect to the consolidated financial statements of Graybug Vision, Inc. included in Graybug Vision, Inc.’s, Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

April 4, 2023